Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. ANNOUNCES BOARD OF DIRECTOR CHANGES

St. Petersburg, FL - April 5, 2012 - United Insurance Holdings Corp. (OTCBB: UIHC) (United or the Company), a property and casualty insurance holding company, announced that its Board of Directors (the Board) had appointed Dr. Kern M. Davis and William H. Hood, III to its Board. "We welcome these new directors and look forward to the breadth of experience they will bring to United," stated Greg Branch, Chairman of the Board of United.  "Our entire Board looks forward to working together to pursue the Company's strategic plans." The Company also announced today that Gordon Pratt, Larry Swets and James Zuhlke, three of United's directors, have volunteered their resignations from the Board effective immediately.

With these resignations and the appointment of the two directors, United's board currently consists of six members.

About United Insurance Holdings Corp.

Founded in 1999, United Property and Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., writes and services property and casualty insurance in Florida, South Carolina, Massachusetts, and Rhode Island. From its headquarters in St. Petersburg, United's team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United's premiums and policies.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
SEC Reporting Manager		Vice President
(727) 895-7737 / jrohloff@upcic.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com